SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report	December 28, 2007
(Date of earliest event reported)

QCR Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-22208	42-1397595
(Commission File Number)	(I.R.S. Employer Identification Number)

3551 Seventh Street, Suite 204, Moline, Illinois 61265	61265
(Address of principal executive offices)	(Zip Code)

(309) 736-3580
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities

On December 28, 2007, the Company closed a private placement offering resulting in the issuance of 300 shares of Series C Non-Cumulative Perpetual Preferred Stock (“Series C Preferred Stock”) to accredited investors for an aggregate purchase price of $7,500,000, or $25,000 per share.  The shares of Series C Preferred Stock have a stated dividend rate of 9.50%.  Dividends are not accrued and are payable only if declared and no dividends may be declared on the Company’s common stock unless and until dividends have been declared on the outstanding shares of Series C Preferred Stock and the Series B Non-Cumulative Perpetual Preferred Stock issued by the Company in 2006.  The Company has the right at any other time after the first anniversary of the issuance of the shares of Series C Preferred Stock, subject to all required regulatory approvals, to redeem all, but not less than all, of the shares then outstanding.  Any such redemption shall be made by the Company upon at least 30 days’ prior written notice.  The shares can redeemed for an amount per share in cash which is equal to:  (i) the sum of (A) $25,000; plus (B) a premium in the amount of $2,375 multiplied by a fraction the numerator of which is the total number of calendar days the shares being redeemed have been outstanding and the denominator of which is 365; but (ii) less the aggregate amount of any dividends that have been paid on the shares.  The Company’s Designation of Rights, Preferences and Limitations of Series C Non-Cumulative Perpetual Preferred Stock of QCR Holdings, Inc. is filed as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

The Series C Preferred Stock issued in the private placement was not registered under the Securities Act of 1933 (the “Act”) and was issued pursuant to an exemption from registration under Regulation D of the rules promulgated under the Act.

Item 3.03  Material Modification of Rights to Security Holders

The information set forth in Section 3.02 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

99.1	Designation of Rights, Preferences and Limitations of Series C Non-Cumulative Perpetual Preferred Stock of QCR Holdings, Inc. filed with the Secretary of State of the State of Delaware

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QCR HOLDINGS, INC.

Dated: January 2, 2008	By:	/s/ Todd A. Gipple_______________
Executive Vice President
and Chief Financial Officer